PowerCompute Announces August 2026 Production and Operational Update

Bitcoin holdings of 323 BTC valued at approximately $25.2 million as of August 31, 2026

Captured approximately $132,000 in energy sales from curtailment during the month

TAMPA, FL, September 9, 2026 — PowerCompute, Inc. (Nasdaq: PWCM) (“PowerCompute” or the “Company”), a Bitcoin treasury and mining company expanding into high-performance computing (“HPC”) and artificial intelligence (“AI”) infrastructure, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended August 31, 2026.

Metric	August 2025	July 2026	August 2026
- Bitcoin[1]
- Mined, net	5.8	7.9	7.9
- Sold	9.0	11.1	-
- Purchased	164.0	-	-
- Service Fee	-	-	-
- Bitcoin HODL	311.2	315.1	323.0[2]

“August production of 7.9 Bitcoin was consistent with July, reflecting continued seasonal heat-related curtailment at our Oklahoma and Mississippi sites, which is typical for this time of year,” said Bruce M. Rodgers, Chairman, Chief Executive Officer and President of PowerCompute. “That curtailment generated approximately $132,000 in energy sales during the month, equivalent to approximately 1.7 Bitcoins at the August 31 Bitcoin price. This brought our total energy sales to approximately $223,000 over the past two months. Our ability to monetize our power when it is most valuable to the grid is precisely the flexibility that owning our infrastructure gives us.”

The Company estimates that the value of its 323 Bitcoin holdings on August 31, 2026 was approximately $25.2 million, based on a Bitcoin price of approximately $78,000 as of that date. Of these holdings, 307 Bitcoin are pledged as collateral under the Company's Arch credit facility, against which approximately $21.9 million was outstanding as of August 31, 2026. The remaining 16 Bitcoin are unencumbered.The Company had 2,421,472 shares of common stock outstanding as of August 31, 2026.

“We are continuing our Bitcoin miner refresh, ordering approximately 1,000 miners to replace older S19j Pro units rated at 100 TH/s or below,” said Richard Russell, Chief Financial Officer of PowerCompute. “The new machines are expected to be energized by September 30, 2026. Once online, we estimate our active hash rate will increase by approximately 7%, to a forecasted 825 PH/s from 771 PH/s as of June 30, 2026, on newer and more efficient hardware.”

1Unaudited

2Includes 307 BTC held for Arch loan facility

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM) is a Bitcoin treasury and mining company expanding into high-performance computing and artificial intelligence infrastructure. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly-owned power infrastructure across facilities in Oklahoma and Mississippi. The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the volatility of Bitcoin and other cryptocurrency prices, risks related to the use of Bitcoin as collateral for the Arch Facility, including the requirement to post additional collateral if the value of Bitcoin declines, our ability to satisfy the terms and conditions of the Arch Facility or to extend such loans on satisfactory terms, our ability to successfully enter and operate in the high-performance computing and AI infrastructure business, the availability and cost of GPU and related infrastructure equipment, the timely delivery, installation and energization of newly ordered mining equipment and our ability to realize anticipated increases in hash rate, competition in the HPC and AI compute market, our ability to finance our site acquisitions and cryptocurrency mining operations, the risks of operating in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, and our ability to identify and acquire additional mining sites. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pwcm@kcsa.com

212-896-1233